Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	65-0643773
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

2 University Plaza, Suite 100

Hackensack, NJ 07601

(201) 696-9345

(Address of principal executive offices)

Protalix BioTherapeutics, Inc. Amended & Restated 2006 Stock Incentive Plan

(Full title of plan)

Dror Bashan, President and Chief Executive Officer

Protalix BioTherapeutics, Inc.

2 University Plaza, Suite 100

Hackensack, NJ 07601

(201) 696-9345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Anna T. Pinedo

Brian D. Hirshberg

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020-1001

(212) 506-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Protalix BioTherapeutics, Inc., a Delaware corporation, or the Company, previously filed a registration statement on Form S-8 (File No. 333-148983) with the Securities and Exchange Commission, or the Commission, in connection with the registration of an aggregate of 974,165 shares of its common stock, par value $.001 per share, or common stock, to be issued under the Protalix BioTherapeutics, Inc. Amended & Restated 2006 Stock Incentive Plan, or the Plan, and subsequently filed (i) a second registration statement on Form S-8 (File No. 333-182677) with the Commission in connection with the registration of 160,000 additional shares of its common stock to be issued under the Plan; (ii) a third registration statement on Form S-8 (File No. 333-203960) with the Commission in connection with the registration of 250,000 additional shares of its common stock to be issued under the Plan; (iii) a fourth registration statement on Form S-8 (File No. 333-225526) with the Commission in connection with the registration of 1,000,000 additional shares of its common stock to be issued under the Plan; (iv) a fifth registration statement on Form S-8 (File No. 333-239101) with the Commission in connection with the registration of 3,341,006 additional shares of its common stock to be issued under the Plan; (v) a sixth registration statement on Form S-8 (File No. 333-266131) with the Commission in connection with the registration of 2,750,000 additional shares of its common stock to be issued under the Plan; (vi) a seventh registration statement on Form S-8 (File No. 333-273936) with the Commission in connection with the registration of 4,000,000 additional shares of its common stock to be issued under the Plan; and (vii)  an eighth registration statement on Form S-8 (File No. 333-280644) with the Commission in connection with the registration of 5,000,000 additional shares of its common stock to be issued under the Plan.

Pursuant to General Instruction E of Form S-8, the Company is filing this registration statement on Form S-8 solely to register an additional 3,500,000 shares of its common stock available for issuance under the Plan. This increase was approved by the Company’s Board of Directors and stockholders. Pursuant to Instruction E, the contents of Registration Statements on Form S-8 (File Nos. 333-148983, 333-182677, 333-203960, 333-225526, 333-239101, 333-266131, 333-273936, and 333-280644), including without limitation periodic reports that the Company filed, or will file, after this Registration Statement to maintain current information about the Company, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, with the exception of Items 3 and 8 of Part II of such prior Registration Statement, each of which is amended and restated in its entirety herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting the Corporate Secretary, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601, Telephone: +1 (201) 696-9345 or 2 Snunit Street, Science Park, P.O. Box 455, Carmiel 2161401, Israel, Telephone: +972-4-988-9488.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the Commission, but not deemed “filed.” The following documents filed with the Commission are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K, for the year ended December 31, 2025 filed with the Commission on March 18, 2026;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 filed with the Commission on May 13, 2026 and for the quarter ended June 30, 2026 filed with the Commission on August 12, 2026;

•	our Current Reports on Form 8-K filed with the Commission on January 30, 2026; March 9, 2026; and June 25, 2026.

•	our definitive Proxy Statement for our Annual Meeting of Stockholders filed with the Commission on April 30, 2026 (other than information furnished rather than filed); and

•	the description of our common stock contained in our description of capital stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 18, 2026, including any amendments or supplements thereto.

All documents filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents (other than information that is furnished in such documents but deemed by the rules of the Commission not to have been filed). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Protalix BioTherapeutics, Inc.

2 University Plaza, Suite 100

Hackensack, NJ 07601

+1 (201) 696-9345

Attn: Gilad Mamlok, Sr. Vice President and Chief Financial Officer

You should rely only on the information in this prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

We indemnify our directors and officers to the maximum extent permitted by Delaware law for the costs and liabilities of acting or failing to act in an official capacity. In addition, we have entered into indemnification agreements with each of our executive officers and directors to provide them with the maximum indemnification allowed under our amended and restated bylaws and applicable Delaware law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being our director, officer, or employee, to the extent indemnification is permitted by the laws of Delaware. We believe that the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The articles of association of Protalix Ltd., our wholly owned subsidiary incorporated in Israel, allow it to exculpate, indemnify, and insure its office holders to the fullest extent permitted by Israeli law, as described below. Accordingly, Protalix Ltd. has entered into indemnification agreements with each of its officers and directors undertaking to indemnify them to the fullest extent permitted by Israeli law. As required by law, the indemnification is limited to events determined as foreseeable by the board of directors of Protalix Ltd. based on the activities of Protalix Ltd. upon adoption of the form of indemnification in 2016, and to an amount determined by the board of directors as reasonable under the circumstances.

We purchase and maintain a Directors and Officers Liability insurance policy that covers the liability of our directors and officers, as well as our company, in respect of securities claims on a “Claims Made” basis for their ongoing activity in the company, with a limit of $20,000,000 for any one claim and in the aggregate for the period of insurance. The policy also covers reasonable legal defense costs in Israel in accordance with Israeli law in addition to said limit.

Furthermore, we purchase and maintain a Side A Excess and Difference In Conditions insurance that covers the non-indemnifiable liability of our directors and officers on a “Claims Made” basis for their ongoing activity in the company, with a limit of $15,000,000 for any one claim and in the aggregate for the period of insurance. The policy also covers reasonable legal defense costs in Israel in accordance with Israeli law in addition to said limit.

As of the date hereof, no claims for directors’ and officers’ liability insurance have been filed under those policies and neither we nor Protalix Ltd. is aware of any pending or threatened litigation or proceeding involving any of our directors or officers, or those of Protalix Ltd., in which indemnification is sought.

We have undertaken to fulfill and honor in all respects the obligations of Protalix Ltd. pursuant to any indemnification agreements between Protalix Ltd. and its directors in effect prior to December 31, 2006 and to provide any substitute director and the officers of Protalix Ltd. with similar indemnification agreements. We further agreed that any provision of Protalix Ltd.’s charter documents that relate to exculpation and indemnification of officers and directors of Protalix Ltd. will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of the directors and officers, unless such modification is required by any applicable law.

Under Israeli law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages caused due to a breach of duty of care owed to the company (other than in the event that such liability arises out of a breach of duty of care to the company upon distribution) but only if a provision authorizing such exculpation is inserted in its articles of association. Protalix Ltd.’s articles of association include such a provision.

An Israeli company may indemnify an office holder in respect of certain liabilities or expenses either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Protalix Ltd.’s articles of association contain such an authorization. An Israeli company may indemnify an office holder against the following liabilities or expenses incurred for acts performed as an office holder:

(A)	financial liability imposed on or incurred by him or her in favor of another person pursuant to a judgment, settlement, or arbitrator’s award approved by a court;

(B)	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or with regard to a monetary sanction;

(C)	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent; and

(D)	a payment that the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5278-1968, as amended, or the Israeli Securities Law, and reasonable litigation expenses, including attorneys’ fees, that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Israeli Securities Law.

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An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to (A), as abovementioned, must be limited to events that, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. We are permitted to provide an office holder advance payments to cover expenses covered under (D) above.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of care to the company or to a third party;

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a financial liability imposed on the office holder in favor of a third party in respect of an act performed in his or her capacity as an office holder; and

•	a payment that the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law and reasonable litigation expenses, including attorneys’ fees, that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Israeli Securities Law.

An Israeli company may not insure, indemnify, or exculpate an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a grossly negligent or intentional violation of an office holder’s duty of care;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, civil fine, monetary sanction, or ransom levied against the office holder.

Under the Israeli law, exculpation, indemnification, and insurance of office holders must be approved by the board of directors of Protalix Ltd. and, in respect of directors of Protalix Ltd., also by the stockholders of Protalix Ltd. Such approvals were properly obtained. With respect to insurance and indemnification for liabilities and expenses arising under the Israeli Securities Law, such insurance and indemnification is permissible only to the extent described in this Item 6.

Item 7.	Exemption from Registration Claims.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Method of Filing
4.1	Protalix BioTherapeutics, Inc. Amended & Restated 2006 Stock Incentive Plan, as amended	Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 25, 2026

5.1	Opinion of Mayer Brown LLP, New York, New York as to the legality of the securities being registered	Filed herewith

23.1	Consent of Mayer Brown LLP, New York, New York (included in Exhibit 5.1)	Filed herewith

23.2	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant	Filed herewith

24.1	Power of Attorney (included on signature page)	Filed herewith

107	Filing Fee Table	Filed herewith

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Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)            that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on August 12, 2026.

PROTALIX BIOTHERAPEUTICS, INC.

By:	/s/ Dror Bashan
Dror Bashan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dror Bashan and Gilad Mamlok, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dror Bashan	President, Chief Executive Officer	August 12, 2026
Dror Bashan	(Principal Executive Officer) and Director

/s/ Gilad Mamlok	Chief Financial Officer, Treasurer and Secretary	August 12, 2026
Gilad Mamlok	(Principal Financial and Accounting Officer)

/s/ Eliot Richard Forster	Chairman of the Board	August 12, 2026
Eliot Richard Forster, Ph.D.

/s/ Amos Bar Shalev	Director	August 12, 2026
Amos Bar Shalev

/s/ Shmuel Ben Zvi	Director	August 12, 2026
Shmuel Ben Zvi, Ph.D.

/s/ Pol F. Boudes	Director	August 12, 2026
Pol F. Boudes, M.D.

/s/ Gwen A. Melincoff	Director	August 12, 2026
Gwen A. Melincoff

/s/ Christian Elze	Director	August 12, 2026
Christian Elze

/s/ Aharon Schwartz	Director	August 12, 2026
Aharon Schwartz, Ph.D.

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INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Method of Filing
4.1	Protalix BioTherapeutics, Inc. Amended & Restated 2006 Stock Incentive Plan, as amended	Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 25, 2026

5.1	Opinion of Mayer Brown LLP, New York, New York as to the legality of the securities being registered	Filed herewith

23.1	Consent of Mayer Brown LLP, New York, New York (included in Exhibit 5.1)	Filed herewith

23.2	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant	Filed herewith

24.1	Power of Attorney (included on signature page)	Filed herewith

107	Filing Fee Table	Filed herewith

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